Exhibit 5.1
[Washington Mutual, Inc. Letterhead]
April 29, 2008
Washington Mutual, Inc.
1301 Second Avenue
Seattle, WA 98101
Re:	Proposed Offering of up to 50,000,000 Shares of Common Stock Pursuant to the Washington Mutual, Inc. 2003 Amended and Restated Equity Incentive Plan, the Washington Mutual, Inc. Amended and Restated 2002 Employee Stock Purchase Plan and Washington Mutual, Inc. Amended and Restated 1994 Stock Option Plan
Ladies and Gentlemen:
     I have examined the Registration Statement on Form S-8 (the “Registration Statement”), of Washington Mutual, Inc., a Washington corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 50,000,000 shares of the Company’s common stock, no par value per share (the “Shares”). The Shares subject to the Registration Statement are to be issued under the Washington Mutual, Inc. 2003 Amended and Restated Equity Incentive Plan, the Washington Mutual, Inc. Amended and Restated 2002 Employee Stock Purchase Plan, and pursuant to the exercise of stock options currently outstanding under the Washington Mutual, Inc. Amended and Restated 1994 Stock Option Plan (the “Plans”).
     I have examined the originals, or photostatic or certified copies, of such records of the Company and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies. I have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, I have assumed the accuracy of all other information provided to me by the Company during the course of my investigation, on which I have relied in issuing the opinion expressed below.
     Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment of due consideration therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
     I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under Item 5 in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Sophie Hager Hume
Sophie Hager Hume
Assistant General Counsel